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      NEWS BULLETIN                          MARKETING SPECIALISTS CORPORATION
          FROM:                              17855 NORTH DALLAS PARKWAY
THE FINANCIAL RELATIONS BOARD                DALLAS, TEXAS 75287
     BSMG WORLDWIDE                          (NASDAQ/NMS: MKSP)

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FOR FURTHER INFORMATION:

AT THE COMPANY                     AT THE FINANCIAL RELATIONS BOARD
Gerald Leonard, President &        Analyst Info: Michelle Cleoria (617) 369-9243
Chief Executive Officer            General Info: Paula Schwartz (212) 661-8030
(781) 828-4800                     Media Info: Judith Sylk Siegel (212) 661-8030
Timothy M. Byrd, Chief
Financial Officer
(972) 860-7530

FOR IMMEDIATE RELEASE
January 11, 2000

       MARKETING SPECIALISTS CORPORATION'S LARGEST SHAREHOLDER INCREASES
                       ITS EQUITY POSITION IN THE COMPANY

                   Company Receives $5 million Cash Infusion

CANTON, MA...JANUARY 11, 2000-Marketing Specialists Corporation
(Nasdaq/NMS:MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods announced today that on January 7, 2000 its largest stockholder increased its equity position in the company.

Pursuant to the terms of an agreement between the company and MS Acquisition Ltd., MS Acquisition agreed to purchase approximately 1.5 million additional shares of common stock of Marketing Specialists at a price of $3.17 per share, for an aggregate purchase price of $5.0 million. Marketing Specialists said that the funds will be used to provide an additional source of capital for the Company's ongoing operations, and to provide the company with additional short-term and long-term liquidity.

The purchase is being made in anticipation of completing a debt refinancing currently being negotiated by the company. The primary purpose of the refinancing is to provide additional liquidity for the company and ease debt amortization.

Marketing Specialists Corporation provides outsourced sales, marketing and merchandising services to manufacturers of food and other consumer products. With some 7,000 associates in 65 offices located throughout the United States, Marketing Specialists is one of the two largest food brokers in the nation.


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THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. RELIANCE SHOULD NOT BE PLACED ON FORWARD-LOOKING STATEMENTS BECAUSE THEY INVOLVE UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, WHICH ARE, IN SOME CASES, BEYOND THE CONTROL OF MARKETING SPECIALISTS. ACTUAL EVENTS, PERFORMANCE AND RESULTS COULD DIFFER MATERIALLY FROM THE ANTICIPATED EVENTS, PERFORMANCES OR RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE FACTORS WHICH MAY CAUSE SUCH DIFFERENCES INCLUDE, AMONG OTHER THINGS, MARKETING SPECIALISTS' ABILITY TO CONSUMMATE ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LETTERS OF INTENT TO WHICH MARKETING SPECIALISTS IS A PARTY; MARKETING SPECIALISTS' ABILITY TO SUCCESSFULLY INTEGRATE ANY FUTURE AND PAST ACQUISITIONS; THE STOCKHOLDER VOTE OR OTHER CONDITIONS RELATING TO THE RICHMONT MERGER; PRINCIPAL REALIGNMENT AS A RESULT OF THE PROPOSED MERGER, THE COMPETITIVE ENVIRONMENT; AND GENERAL ECONOMIC CONDITIONS. FOR FURTHER INFORMATION, PLEASE REFER TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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To receive Marketing Specialists' latest news release and other corporate documents via FAX at no cost, dial 1-800-PRO-INFO. Use the Company's code, MKSP.

                 Or visit the Company's pages at www.frbinc.com